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[LOGO]                                  LEONARD H. LILLARD, IV, CFA
                                        Vice President

                                        PRUDENTIAL CAPITAL GROUP
                                        Two Prudential Plaza, Suite 5600
                                        Chicago, Il 60601-6716
                                        312 540-4216 Fax: 312 540-4222


                                                                EXHIBIT 4A

                                                            December 20, 1995



The Lincoln Electric Company
22801 St. Clair Avenue
Cleveland, Ohio  44117

Attention:       Chief Financial Officer


Ladies and Gentlemen:

Reference is made to that certain Note Agreement dated November 20, 1991 (as amended from time to time, the "Note Agreement") between The Lincoln Electric Company, an Ohio corporation (the "Company"), and The Prudential Insurance Company of America ("Prudential"), pursuant to which the Company issued and sold and Prudential purchased the Company's 8.73% senior note in the original principal amount of $75,000,000, due November 26, 2003 (the "Note"). Pursuant to that certain letter agreement dated March 18, 1993, the interest rate on the Note was increased to 8.98% per annum and, as of August 28, 1995, the interest rate on the Note was returned to 8.73% per annum as described in more detail below. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Note Agreement.

The Company has advised Prudential that it proposes to enter into an Amended and Restated Credit Agreement dated as of December 20, 1995 (the "Credit Agreement") among the Company, the banks listed therein (the "Banks") and Society National Bank, as agent (the "Agent"). In order to satisfy a condition to closing under the Credit Agreement and the requirements of the Note Agreement, the Company desires to modify the terms of the Note Agreement in accordance with this letter. A copy of the Credit Agreement is attached hereto as EXHIBIT E.

Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the Note Agreement, Prudential and the Company hereby agree as follows:

         SECTION 1. AMENDMENT. From and after the date this letter becomes effective in accordance with its terms, the Note Agreement and the Note are amended as follows:

         1.1 REFERENCES TO BANK AGREEMENT AND CREDIT AGREEMENT. Paragraph 10B of the Note Agreement is amended to delete the defined terms "Bank Agreement" and "Credit Agreement" appearing therein and to add thereto the following definition in alphabetical order:
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The Lincoln Electric Company
December 20, 1995
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                          "BANK AGREEMENT" and "CREDIT AGREEMENT" shall mean
                 and refer to that certain Credit Agreement dated as of December 20, 1995 among the Company, the banks listed therein and Society National Bank, as agent.

         1.2 CERTAIN COVENANTS. It is hereby acknowledged and agreed that Sections 5.12 through 5.17 have been deleted from the Credit Agreement and accordingly the Company shall not be required to comply with such deleted sections of the Credit Agreement notwithstanding anything to the contrary set forth in the letter agreement dated March 18, 1993 between the Company and Prudential. It is further agreed and acknowledged that (i) the reference to "Section 5.14" of the Credit Agreement contained in paragraph 6C(1) of the Note Agreement shall mean and be a reference to "Section 5.09" of the Credit Agreement and (ii) the reference to "Section 5.17" of the Credit Agreement contained in subparagraph 7A(iii) of the Note Agreement shall mean and be a reference to "Section 5.11" of the Credit Agreement.

         1.3 RATE OF INTEREST. Effective as of August 28, 1995, the rate of interest accruing on the indebtedness evidenced by the Note which is not overdue was reduced to 8.73% per annum and the rate of interest accruing on indebtedness evidenced by the Note which is overdue was reduced to 10.73% per annum. Consequently, in order to fully effect the foregoing, (i) the references to "8.98%" on the cover page of the Note Agreement AND in paragraph 1 of the Note Agreement AND each reference to "8.98%" appearing in the Note is hereby deleted and a reference to "8.73%" is hereby substituted therefor and
(ii) the reference to "10.98%" appearing in the Note is hereby deleted and a reference to "10.73%" is hereby substituted therefor.

         1.4 SUBSTITUTION OF EXHIBIT E. The Note Agreement is hereby amended to delete in its entirety Exhibit E attached thereto and substitute therefor Exhibit E attached hereto.

         SECTION 2. EFFECT OF CHANGES TO CREDIT AGREEMENT. All references herein to sections of the Credit Agreement and the Company's compliance with the terms thereof as required hereunder and under the Note Agreement shall be based upon the Credit Agreement as in effect on December 20, 1995 without giving effect to any other amendment, waiver or other modification of the Credit Agreement unless the Company shall have obtained the written consent of the Required Holder(s) to any such amendment, waiver or modification. No termination of the Credit Agreement in whole or in part shall affect the continued applicability of the sections of the Credit Agreement referred to herein.

         SECTION 3. REPRESENTATION AND WARRANTY. The Company hereby represents and warrants that this letter is a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or general principles of equity.

         SECTION 4. CONDITIONS PRECEDENT. This letter shall become effective only on the first date on which all of the following conditions precedent shall have been satisfied:

         (i) Prudential shall have received a duly executed counterpart of this letter signed by the Company; and
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The Lincoln Electric Company
December 20, 1995
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         (ii)    Prudential shall have received a copy of the duly executed
                 Credit Agreement which Credit Agreement shall be in full force and effect.

         SECTION 5. GOVERNING LAW. This letter amendment shall be governed by the internal laws and decisions of the State of Ohio.




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The Lincoln Electric Company
December 20, 1995
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         SECTION 6.       MISCELLANEOUS.  Except as specifically set forth in
this letter, the Company's obligations under the Note Agreement and the Note are neither altered nor amended, and all terms and conditions of the Note Agreement and the Note remain in full force and effect. Upon the effectiveness of this letter, each reference to the Note Agreement and the Note shall mean and be a reference to the Note Agreement and the Note as amended by this letter. This letter may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                                        Sincerely,

                                        THE PRUDENTIAL INSURANCE COMPANY
                                                 OF AMERICA



                                        By: /s/ Leonard H. Lillard
                                           ----------------------------
                                                Vice President



Acknowledged and Agreed:

THE LINCOLN ELECTRIC COMPANY



By:  /s/ Donald F. Hastings
   ---------------------------------
Its: Chairman and
     Chief Executive Officer


By:  /s/ H. Jay Elliott
   ---------------------------------
Its: Vice President, Chief Financial Officer
     and Treasurer